Exhibit 99.1

Clipper Realty Inc. Announces Second Quarter 2017 Results

NEW YORK, July 27, 2017 /Business Wire/ -- Clipper Realty Inc. (NYSE: CLPR), a leading owner and operator of multifamily residential and commercial properties in the New York metropolitan area, today announced financial and operating results for the three and six months ended June 30, 2017.

Highlights for the Three and Six Months Ended June 30, 2017

●	Grew revenues by approximately 14% to $25.4 million for the second quarter 2017 and 15% to $50.6 million for the six months ended June 30, 2017 as compared to the same periods of 2016.
●	Grew income from operations by approximately 19% to $7.3 million for the second quarter 2017 and 21% to $14.7 million for the six months ended June 30, 2017
●	Achieved record quarterly Net Operating Income (“NOI”) of $14.0 million in the second quarter 2017
●

Improved net loss by 54% to $1.6 million or $0.04 per share for the second quarter 2017 and 57% to $2.9 million or $.08 per share for the six months ended June 30, 2017, as compared to the same periods of 2016.

●

Increased Adjusted Funds from Operations (“AFFO”) by 100% to $4.1 million or $0.09 per share for the second quarter 2017, and 111% to $8.1 million or $0.19 per share for the six months ended June 30, 2017 as compared to the same periods of 2016.

●	Entered an agreement to acquire 10 West 65th Street for $79.0 million
●	Declares dividend of $0.095 for the second quarter of 2017, representing 46% growth over same period of 2016

David Bistricer, Co-Chairman and Chief Executive Officer, said,

“We are pleased with our second quarter results, generating a 19% increase in Net Operating Income and an 100% increase in AFFO, which reflect the quality of our portfolio of properties and the operational excellence of our team,” stated David Bistricer, Co-Chairman and Chief Executive Officer. “During the second quarter, we continued to grow our portfolio, completing the acquisition of 107 Columbia Heights in Brooklyn for $87.5 million, and announcing our pending purchase of 10 West 65th Street for $79 million, which could close later this year. Upon completion of planned capital improvements, we believe these properties will contribute meaningfully to our cash flow growth over time. As we progress through the second half of 2017 and beyond, we remain focused on the execution of our internal and external strategic initiatives, to drive cash flow, increase scale, and enhance efficiencies as we reposition assets and operate our high quality portfolio to create long term value for our shareholders.”

Financial Results

Revenues grew by $3.2 million to $25.4 million for the second quarter 2017, or approximately 14% as compared to $22.2 million for the second quarter 2016. Revenues grew by $6.7 million to $50.6 million for the six months ended June 30, 2017, or approximately 15% as compared to $43.9 million for the six months ended June 30, 2016. The growth is attributable to a renewed lease the 250 Livingston property for approximately one-third of the building effective January 2017, increases in residential rent per square foot at the Company’s Flatbush Gardens and Tribeca House properties and the acquisition of the Aspen property in June 2016.

Net loss for the second quarter 2017 was $1.6 million, or $0.04 per share, as compared to $3.5 million or $0.10 per share in 2016, representing an improvement of approximately 60% on a per share basis. Net loss for the six months ended June 30, 2017 was $2.7 million, or $0.08 per share, as compared to $6.7 million or $0.18 per share in 2016, representing an improvement of approximately 56% on a per share basis. The reduction in net loss in both periods, exclusive of the Aspen property acquired at the end of June 2016, was due to higher revenue and reduced interest expense partially offset by higher real estate taxes, operating expenses, general and administrative expenses and depreciation and amortization.

AFFO for the second quarter of 2017 was $4.1 million, or $0.09 per share, as compared to $2.0 million, or $0.05 per share, in 2016, and $8.1 million, or $0.19 per share for the six months ended June 30, 2017 and compared to $3.9 million, or $0.05 in 2016. These increases in excess of 100% reflect the above-mentioned increases in revenue and the effect of the operating expense increases and decreases mentioned above. AFFO is a non-GAAP measure. See “Reconciliation of Non-GAAP Measures.”

Balance Sheet

Total debt was $810.5 million at June 30, 2017 as compared to $754.5 million at December 31, 2016. The balance at June 30, 2017 includes the $59.0 mortgage loan obtained in connection with the 107 Columbia Heights acquisition discussed below.

In February and March 2017, the Company completed an initial public offering in which it sold approximately 6.4 million shares at $13.50 per share, raising approximately $86.3 million gross proceeds.

Acquisitions

In May 2017, the Company completed the purchase of a residential property located at 107 Columbia Heights in Brooklyn for $87.5 million or $596 per square foot. The property comprises approximately 154,000 square feet, in 159 residential units. In connection with the acquisition, the Company obtained a new $59.0 million mortgage loan, secured by the property, bearing interest of 3.85% over LIBOR, and maturing in August 2020. The loan allows for additional borrowings of up to $14.3 million for capital improvements. The property is carried in the balance sheet as real estate under development.

In June 2017, the Company entered into an agreement to acquire 10 West 65 St New York, New York, which comprises approximately 82,000 square feet plus 53,000 square feet of air rights for $79 million or $585 per square foot and made a refundable deposit of approximately $2.0 million. The 82-unit property is located near Lincoln Center and Central Park in the Upper West Side submarket of Manhattan. The Company plans to invest incremental capital to enhance the property. The Company expects to finance the acquisition with property level mortgage debt and cash on hand, with expected closing by fourth quarter 2017. The Company makes no assurances that this acquisition will be completed on the terms agreed, or at all.

Capital Expenditures

The Company has been engaged in a capital program to reposition several of its properties and achieve optimal rent growth. The Company spent $8.6 million on major renovation projects for the first half of 2017 as compared to $8.5 million in 2016. At the Tribeca House property, the expenditures were to upgrade units and common areas, including the lobby. At the Flatbush Gardens property, comprising 59 buildings and nearly 22 acres, the expenditures included the replacement of a major terrace area, installation of security cameras, lighting and refurbishment of all the basement areas, as well as installation of new mailboxes and new laundry rooms. At 141 Livingston Street, the expenditures were to refurbish elements of the property as agreed under the lease that renewed in 2014.

Dividend

The Company today declared its second quarter dividend of $0.095 per share to shareholders of record on August 7, 2017 payable August 14, 2017. This represents a 46% increase from the dividend paid in the second quarter of 2016.

Conference Call and Supplemental Material

The Company will host a conference call on July 27, 2017 at 5:00 PM Eastern Time to discuss further second quarter 2017 results. The conference call dial-in number is 888-267-2845 or 1- 973-413-6102, conference entry code 227110. A replay of the call will be available from July 27, 2017 following the call through August 10, 2017 by dialing 800-332-6854 or 1- 973-528-0005, replay conference ID 227110. Supplemental data to this release can be found under the “Presentations” navigation tab on the “Investors” page of our website at www.clipperrealty.com. The Company’s filings with the Securities and Exchange Commission (“SEC”) will be filed at www.sec.gov under Clipper Realty Inc.

About Clipper Realty

Clipper Realty Inc. (NYSE: CLPR) is a self-administered and self-managed real estate company that acquires, owns, manages, operates and repositions multifamily residential and commercial properties in the New York metropolitan area, with an initial portfolio in Manhattan and Brooklyn. For more information on Clipper Realty Inc., please visit www.clipperrealty.com.

Forward Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward looking statements. These forward-looking statements may include estimates concerning the timing of certain acquisitions, the amount of capital projects, and the success of specific properties. Our forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "intend," "anticipate," "potential," "plan" or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this press release.

We disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control and which may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. For a discussion of these and other important factors that could affect our actual results, please refer to our filings with the Securities and Exchange Commission, including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2016.

Contacts

Investors:

Email: investorrelations@clipperrealty.com

Phone: 718 438 2804 extension 2249

Clipper Realty Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

REVENUES
Residential rental income	$18,079	$15,911	$36,116	$31,738
Commercial income	5,471	4,520	10,942	8,959
Tenant recoveries	1,017	1,070	2,061	1,883
Garage and other income	791	704	1,502	1,351
TOTAL REVENUES	25,358	22,205	50,621	43,931

OPERATING EXPENSES
Property operating expenses	6,564	6,142	13,669	12,684
Real estate taxes and insurance	4,817	4,089	9,469	8,140
General and administrative	2,588	2,090	4,784	3,922
Acquisition costs	6	401	27	407
Depreciation and amortization	4,063	3,348	7,998	6,638
TOTAL OPERATING EXPENSES	18,038	16,070	35,947	31,791

INCOME FROM OPERATIONS	7,320	6,135	14,674	12,140

Interest expense, net	(8,931)	(9,652)	(17,583)	(18,863)

Net loss	(1,611)	$(3,517)	(2,909)	$(6,723)

Net loss attributable to Predecessor	-	-	-	-

Net loss attributable to non-controlling interests	965	2,452	1,798	4,688

Dividends attributable to preferred shares	(4)	(4)	(8)	(7)
Net loss attributable to stockholders	$(650)	$(1,069)	$(1,119)	$(2,042)

Basic and diluted (loss) per share	$(0.04)	$(0.10)	$(0.08)	$(0.18)

Weighted average per share / OP unit information:
Common shares outstanding	17,813	11,423	16,228	11,423
OP units outstanding	26,317	26,317	26,317	26,317
	44,130	37,740	42,546	37,740

Clipper Realty Inc.

Consolidated Balance Sheets

(In thousands, except for share data)

	June 30,	December 31,
	2017	2016
	(unaudited)
ASSETS
Investment in real estate
Land and improvements	$433,666	$433,666
Building and improvements	442,395	435,318
Tenant improvements	3,001	2,986
Furniture, fixtures and equipment	9,601	9,281
Real estate under development	89,313	-
Total Investment in real estate	977,976	881,251
Accumulated depreciation	(65,712)	(58,174)
Investment in real estate, net	912,264	823,077

Cash and cash equivalents	68,484	37,547
Restricted cash	13,395	11,105
Tenant and other receivables, net of allowance for doubtful accounts of $2,109 and $2,768, respectively	4,571	4,485
Deferred rent	3,669	3,825
Deferred costs and intangible assets, net	12,682	13,953
Prepaid expenses and other assets	12,330	11,216

TOTAL ASSETS	$1,027,395	$905,208

LIABILITIES AND EQUITY
Notes payable, net of uanamortized loan costs of $12,393 and $10,134, respectively	$810,519	$754,459
Accounts payable and accrued liabilities	6,018	8,982
Security deposits	6,562	6,248
Below-market leases, net	5,968	6,862
Other liabilities	2,982	2,441

TOTAL LIABILITIES	$832,049	$778,992

EQUITY
Preferred stock, $0.01 par value, 12.5% Series A Cumulative Non-Voting Preferred Stock; $137,500 liquidation preference, 0 and 132 shares issued and outstanding, respectively	-	-
Common stock, $0.01 par value, 500,000,000 shares authorized, 17,812,755 and 11,422,606, respectively, issued and outstanding	178	114
Additional paid-in-capital	91,579	46,671
Accumulated deficit	(12,909)	(8,584)
Total stockholders' equity	78,848	38,201

Non-controlling interests	116,498	88,015
TOTAL EQUITY	$195,346	$126,216

TOTAL LIABILITIES AND EQUITY	$1,027,395	$905,208

Clipper Realty Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,909)	$(6,723)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	7,538	6,197
Amortization of deferred financing costs	1,442	3,095
Amortization of deferred costs and intangible assets	1,243	1,110
Amortization of above- and below-market leases	(866)	(919)
Deferred rent	156	(19)
Stock-based compensation	1,429	1,112
Change in fair value of interest rate caps	329	9
Changes in operating assets and liabilities:
Restricted cash	(2,290)	77
Accounts and other receivables	(86)	(1,785)
Prepaid expenses, other assets and deferred costs	(293)	721
Accounts payable and accrued liabilities	(2,220)	771
Security deposits	314	914
Other liabilities	541	431
Net cash provided by operating activities	4,328	4,991

CASH FLOW FROM INVESTING ACTIVITIES
Additions to land, buildings, and improvements	(8,578)	(8,539)
Acquisition deposit	(2,144)	-
Cash paid in connection with acquisition of real estate	(87,586)	(102,845)
Net cash used in investing activities	(98,308)	(111,384)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds and costs from sale of common stock	78,811	(438)
Redemption / sale of preferred stock	(145)	132
Payments of notes payable	(681)	(55,354)
Proceeds from notes payable	59,000	149,500
Dividends and distributions	(8,056)	(4,969)
Loan costs and other	(4,012)	(3,751)
Net cash provided by financing activities	124,917	85,120

Net increase (decrease) in cash and cash equivalents	30,937	(21,273)
Cash and cash equivalents - beginning of period	37,547	125,332
Cash and cash equivalents - end of period	$68,484	$104,059

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest of $180 in 2017	$15,771	$16,448
Other non-cash items capitalized to real estate under development	561	-

Clipper Realty Inc. and Predecessor

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

(Unaudited)

Funds from Operations (“FFO”) is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net loss (computed in accordance with GAAP), excluding gains (losses) from sales of property (and impairment adjustments), plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our calculation of FFO is consistent with FFO as defined by NAREIT.

AFFO is defined by us as FFO excluding amortization of identifiable intangibles incurred in property acquisitions, straight line rent adjustments to revenue from long-term leases and amortization of costs incurred in originating debt.  Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. In fact, real estate values have historically risen or fallen with market conditions. FFO is intended to be a standard supplemental measure of operating performance that excludes historical cost depreciation and valuation adjustments from net income. We consider FFO to be useful in evaluating potential property acquisitions and measuring operating performance.  We further consider AFFO to be useful in determining funds available for payment of distributions.

FFO and AFFO do not represent net income or cash flows from operations as defined by GAAP. You should not consider FFO and AFFO to be alternatives to net income as a reliable measure of our operating performance; nor should you consider FFO and AFFO to be alternatives to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

The following table sets forth a reconciliation of FFO and AFFO for the periods presented to net loss before allocation to non controlling interests, as computed in accordance with GAAP (amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
FFO
Net loss	$(1,611)	$(3,517)	$(2,909)	$(6,723)
Real estate depreciation and amortization	4,063	3,348	7,998	6,638
Total FFO	$2,452	$(169)	$5,089	$(85)

AFFO
FFO	$2,452	$(169)	$5,089	$(85)
Amortization of above- and below-market leases	(432)	(489)	(866)	(919)
Straight-line rent adjustment	78	(22)	156	(19)
Amortization of debt origination costs	721	1,587	1,442	3,095
Interest rate cap mark-to-market	192	-	329	9
Real estate tax intangible amortization	392	330	784	668
Recurring capital spending	(141)	(195)	(277)	(414)
Amortization of LTIP awards	834	602	1,429	1,112
Acquisition costs	6	401	27	407
Total AFFO	$4,102	$2,045	$8,113	$3,854
AFFO Per Share/Unit	$0.09	$0.05	$0.19	$0.10

We believe that Adjusted EBITDA is a useful measure of our operating performance. We define Adjusted EBITDA as net (loss) income before allocation to non-controlling interests plus real estate depreciation and amortization, amortization of identifiable intangibles, interest expense, net, acquisition costs and stock based compensation. Other REITs may use different methodologies for calculating Adjusted EBITDA, and accordingly, our Adjusted EBITDA may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use Adjusted EBITDA to evaluate our performance because Adjusted EBITDA allows us to evaluate the operating performance of our company by measuring the core operations of property performance and administrative expenses available for debt service and capturing trends in rental housing and property operating expenses. However, Adjusted EBITDA should only be used as an alternative measure of our financial performance.

The following table reconciles Adjusted EBITDA to net (loss) income before allocation to non-controlling interests (amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Adjusted EBITDA
Net Loss	$(1,611)	$(3,517)	$(2,909)	$(6,723)
Depreciation and amortization	4,063	3,348	7,998	6,638
Amortization of above- and below-market leases	(432)	(489)	(866)	(919)
Straight-line rent adjustment	78	(22)	156	(19)
Real estate tax intangible amortization	392	330	784	668
Acquisition costs	6	401	27	407
Amortization of LTIP awards	834	602	1,429	1,112
Interest expense, net	8,931	9,652	17,582	18,863
Adjusted EBITDA	$12,261	$10,305	$24,201	$20,027
Adjusted EBITDA Per Share/Unit	$0.28	$0.27	$0.57	$0.53

We believe that Net Operating Income (“NOI”) is a useful measure of our operating performance. We define Net Operating Income as income from operations plus real estate depreciation and amortization, acquisition costs, general and administrative costs and amortization of identifiable intangibles. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure is widely recognized and provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance because NOI allows us to evaluate the operating performance of our company by measuring the core operations of property performance and capturing trends in rental housing and property operating expenses. NOI is also a widely used in valuation of properties. However, NOI should only be used as an alternative measure of our financial performance.

The following table reconciles NOI to income from operations (amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net Operating Income (NOI)
Income from operations	$7,320	$6,135	$14,674	$12,140
General and administrative expenses	2,588	2,090	4,784	3,922
Acquisition costs	6	401	27	407
Depreciation and amortization	4,063	3,348	7,998	6,638
Amortization of above- and below-market leases	(432)	(489)	(866)	(919)
Straight-line rent adjustment	78	(22)	156	(19)
Real estate tax intangible amortization	392	330	784	668
Net Operating Income (NOI)	$14,015	$11,793	$27,557	$22,837